EXHIBIT 12.3

           SOUTHWESTERN ELECTRIC POWER COMPANY (CONSOLIDATED)
                   RATIO OF EARNINGS TO FIXED CHARGES
             FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                        (Thousands Except Ratio)
                               (Unaudited)


Operating Income                                         $141,510

Adjustments:
  Income taxes                                             60,035
  Provision for deferred income taxes                     (12,461)
  Deferred investment tax credits                          (4,639)
  Other income and deductions                               1,994
  Allowance for borrowed and equity funds
    used during construction                                2,614
  Interest portion of financing leases                        652
                                                        ---------
        Earnings                                         $189,705
                                                        =========
Fixed Charges:
  Interest on long-term debt                              $39,235
  Distributions on Trust Preferred Securities               8,514
  Interest on short-term debt and other                     6,880
  Interest portion of financing leases                        652
                                                        ---------
        Fixed Charges                                     $55,281
                                                        =========

Ratio of Earnings to Fixed Charges                           3.43
                                                         ========